Exhibit 10.11

FIRST FINANCIAL CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT, PURPOSES AND DEFINITIONS

1.1          Establishment of the Plan.  First Financial Corporation, an Indiana corporation, hereby establishes an equity-based incentive compensation plan to be known as the “First Financial Corporation 2011 Omnibus Equity Incentive Plan,” set forth in this document.  This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Incentive Awards.  This Plan and the grant of Awards hereunder are expressly conditioned upon the Plan’s approval by the shareholders of the Company.  The Plan is adopted effective as of January 1, 2011; however, no Options may be exercised and no other Award may be exercised or otherwise paid, vested or earned under this Plan until the Plan has been approved by a majority of the Shares of the Company represented at the shareholder’s meeting at which approval of the Plan is considered, as specified in Section 12.2.

1.2          Purposes of the Plan.  The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of officers and employees who make significant contributions to the Company’s success and to allow the Company’s officers to share in the success of the Company.

1.3          Definitions.  Whenever the initial letter of the following words or phrases is capitalized in the Plan, including any Supplements, they will have the respective meanings set forth below unless otherwise defined herein:

(a)                                  “1934 Act” means the Securities Exchange Act of 1934, as amended.  Reference to a specific section of the 1934 Act or regulation thereunder includes such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(b)                                 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.

(c)                                  “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units or Incentive Awards.

(d)                                 “Award Agreement” means the written agreement which sets forth the terms and provisions applicable to each Award granted under this Plan.

(e)                                  “Award Rate” means, for purposes of making Incentive Awards pursuant to Article 9, the amount of cash awarded to a Participant, expressed as a percentage of a Participant’s Base Salary as determined by the Committee.

(f)                                    “Base Salary” means the regular base salary and board of director retainer, committee and meeting fees paid by the Company or a Subsidiary to an employee while such employee is a Participant during a calendar year, exclusive of additional forms of compensation such as bonuses, other incentive payments, automobile allowances, tax gross-ups and other fringe benefits.  Base Salary will include also salary deferral contributions made pursuant to Code Sections 401(k) and 125 and deferral contributions made to the First Financial Corporation 2005 Executives’ Deferred Compensation Plan.

(g)                                 “Beneficiary” means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant’s death.

(h)                                 “Bank” means First Financial Bank, N.A.

(i)                                     “Board” means the Board of Directors of the Company serving at the time that this Plan is approved by the shareholders of the Company or thereafter.

(j)                                     “Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price of Options (a) through a “same day sale” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (b) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

(k)                                  “Cause” means:

(i)                                     An intentional act of fraud, embezzlement, theft or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Participant in the course of his employment.  No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence.  An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or a Subsidiary;

(ii)           Intentional wrongful damage by the Participant to the business or property of the Company or a Subsidiary, causing material harm to the Company or a Subsidiary;

(iii)          Breach by the Participant of any confidentiality or nondisclosure agreement in effect from time to time with the Company or a Subsidiary;

(iv)          Gross negligence or insubordination by the Participant in the performance of his duties; or

(v)           Removal or permanent prohibition of the Participant from participating in the conduct of Company’s or a Subsidiary’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).

(l)                                     “Change in Control” will have the meaning assigned to such term in Section 10.2.

(m)                               “Code” means the Internal Revenue Code of 1986, as amended.

(n)                                 “Committee” means the Compensation Committee of the Board serving on the date this Plan is approved by the shareholders or thereafter.

(o)                                 “Company” means, unless otherwise stated, First Financial Corporation, organized and existing under the laws of the State of Indiana, or any successor (by merger, consolidation, purchase or otherwise) to such corporation which assumes the obligations of such corporation under the Plan.

(p)                                 “Covered Employee” means an Eligible Employee who, on the last day of the taxable year, is (i) the chief executive officer of the Company or is acting in such a capacity, or (ii) among the four highest compensated officers (other than the chief executive officer) for the taxable year.

(q)                                 “Director” means any individual who is a member of the Board.

(r)                                    “Disability” a disability as determined under a long-term disability insurance policy sponsored by the Company or a Subsidiary.  Notwithstanding the foregoing, the term “Disability” for purposes of Section 5.9 will mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical and mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(s)                                  “Effective Date” means January 1, 2011.

(t)                                    “Eligible Employee” means all employees of the Company or an Affiliate, whether such employees are employed on the date that this Plan is adopted by the Board or become employed subsequent to such approval, who are included in Tier

I, Tier II or Tier III, or who are otherwise deemed by the Committee to be an “Eligible Employee.”  For purposes of the Plan, “Tier 1” means employment as the Company’s Chief Executive Officer or President.  “Tier 2” means employment as the Bank’s Chief Financial Officer, Chief Credit Officer or Chief Operating Officer.  “Tier 3” means employment as the Bank’s Head of Branch Administration and Head of Wealth Management.

(u)                                 “Exercise Period” means the period during which a SAR will be exercisable in accordance with the applicable Award Agreement and Article 6.

(v)                                 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

(w)                               “Fair Market Value” means the mean between the highest and lowest quoted selling prices of the common stock of the Company as reported on NASDAQ as of the day the applicable Award is granted to a Participant.  The Company’s common stock was not traded on such date, then on the day prior to such date or on the next preceding day on which the Company’s common stock was traded;

(x)                                   “Good Reason” means the occurrence of any of the following events, which has not been consented to in advance by the Participant in writing:

(i)                                     The requirement that the Participant move his personal residence;

(ii)                                  A reduction of ten percent or more in the Participant’s Base Salary, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other similarly situated officers of the Company or the Bank;

(iii)                               The removal of the Participant from participation in any incentive compensation (including, but not limited to, the Plan) or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other similarly situated officers of the Company or the Bank;

(iv)                              The assignment to the Participant of duties and responsibilities materially different from those normally associated with his position; or

(v)                                 A material diminution or reduction in the Participant’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company or a Subsidiary.

(y)                                 “Grant Date” means, with respect to any Award granted under this Plan, the date on which the Award was granted by the Committee, regardless if the Award Agreement to which the Award relates is executed subsequent to such date.

(z)                                   Incentive Award” means a cash-based Award granted to a Participant pursuant to Article 9.

(aa)                            “Incentive Stock Option” means an Option granted under this Plan to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.

(bb)                          “NASD Dealer” means a broker-dealer who is a member of the National Association of Securities Dealers, Inc.

(cc)                            “Nonqualified Stock Option” means an Option granted under this Plan to purchase Shares which is not an Incentive Stock Option.

(dd)                          “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(ee)                            “Option Period” means the period during which an Option will be exercisable in accordance with the applicable Award Agreement and Article 5.

(ff)                                “Participant” means an Eligible Employee who has been determined by the Committee to be eligible to participate in the Plan.

(gg)                          “Performance Goals” means the goals which must be attained, as determined by the Committee in its sole discretion utilizing the United States Treasury Department final “Guidance on Sound Incentive Compensation Policies” and any subsequent guidance hereafter provided by applicable statute, rule or regulation, for a Participant to earn an Award.  As determined by the Committee in its sole discretion, the Performance Goals applicable to each Award granted under the Plan will provide for a targeted level or levels of financial achievement with respect to one or more of the following business criteria: (a) return on assets; (b) earnings before interest, taxes, depreciation and amortization (EBITDA); (c) net income; (d) total shareholder return; (e) return on equity; (f) Affiliate or division operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) earnings per share (basic or diluted); (k) return on invested capital; (l) economic value added (or an equivalent metric); (m) share price performance; (n) improvement in or attainment of expense levels; (o) loan growth; (p) asset quality; (q) loan spread; (r) deposit growth; and (s) improvement in or attainment of working capital levels.  The Performance Goals may differ from Participant to Participant and from Award to Award.

(hh)                          “Performance Period” means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.

(ii)                                  “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to transfer restrictions and, therefore, the Shares or Units are subject to a substantial risk of forfeiture.

(jj)                                  “Plan” means the First Financial Corporation 2011 Omnibus Equity Incentive Plan, as set forth in this document and as hereafter amended from time to time.

(kk)                            “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.

(ll)                                  “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8.

(mm)                      “Retirement” or “Retires” means a Participant’s Termination of Service on or after attaining age 65 for reasons other than Cause, Good Reason, death or Disability.

(nn)                          “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.

(oo)                          “Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.

(pp)                          “Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment of Shares as provided in Section 4.7, or the stock of any successor to the Company which is so designated for the purposes of the Plan.

(qq)                          “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Article 6.

(rr)                                “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company.  A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each entity that becomes a Subsidiary of the Company after the Effective Date.

(ss)                            “Termination of Service” or “Termination” means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Company or an Affiliate, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant’s employment with the Company or an Affiliate (whether with or without Cause) and voluntary resignation or termination by the Participant of his or her employment with the Company or an Affiliate (whether with or without Good Reason).  A Termination of Service will also occur with respect to an Eligible Employee who is employed by an Affiliate if the Affiliate ceases to be an Affiliate of the Company and the Participant does not immediately thereafter become an Eligible Employee of the Company or another Affiliate.  For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) will not be deemed a Termination of Service.

ARTICLE 2

ADMINISTRATION

2.1          The Committee.  This Plan will be administered by the Committee.  The decision or action of a majority of the actual number of members of the Committee will constitute the decision or action of the Committee.  The Committee will consist of not less than three Directors.  The members of the Committee will be appointed from time to time by, and will serve at the pleasure of, the Board.  The Committee will be comprised solely of Directors who are (a) “nonemployee directors” under Rule 16b-3, (b) “outside directors” as described in Treasury Regulation Section 1.162-27(e)(3), and (c) independent under the director independence requirements of the NASDAQ Stock Market or, if it changes, the principal securities exchange or market on which the Shares are then traded or listed.  Failure of the Committee to be so comprised will not result in the cancellation, termination, expiration or lapse of any Award.

2.2          Authority of the Committee.  Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee will have full power and discretion to: (a) select Eligible Employees who will participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with this Plan; (d) construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan; provided however, the Committee may only accelerate the exercisability or vesting of an Award in connection with a Participant’s death, Disability, Retirement, in connection with a Change in Control, or to the extent such actions involve an aggregate number of Shares not in excess of five percent of the number of Shares initially available for Awards under Section 4.1.  Further, the Committee will make all other determinations which may be necessary or advisable for the administration of this Plan.  All determinations and decisions made by the Committee, the Board and any delegate of the Committee will be final, conclusive and binding on all persons, including the Company and Participants.  No such determinations will be subject to de novo review if challenged in court.

2.3          Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons, or (b) in any way which would jeopardize this Plan’s qualification under Code Section 162(m) or (c) adversely impact Awards under Rule 16b-3.

2.4          Notice to Committee.  Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Compensation

Committee, First Financial Corporation Board of Directors, at P.O. Box 540, Terre Haute, Indiana, 47808.

2.5          Considerations in Establishing Performance Goals.  In determining appropriate Performance Goals and the relative weight accorded each Performance Goal, the Committee must:

(a)                                  Balance risk and financial results in a manner that does not encourage Participants to expose the Company and its Subsidiaries to imprudent risks;

(b)                                 Make such determination in a manner designed to ensure that Participant’ overall compensation is balanced and that the Awards are consistent with the policies and procedures of the Company and its Subsidiaries regarding such compensation arrangements; and

(c)                                  Monitor the success of the Performance Goals and weighting established in prior years, alone and in combination with other incentive compensation awarded to the same Participants, and make appropriate adjustments in future calendar years as needed so that payments appropriately incentivize Participants and appropriately reflect risk.

2.6          Communication of Award Opportunity Level and Awards.  Not later than 90 days following the beginning of each Performance Period, as applicable, the Performance Goals (and their respective weightings) and any other requirements, criteria, attributes, terms and conditions for Awards for such Performance Period shall be communicated in writing by the Committee to the Participants eligible for such Awards in an Award Agreement.

2.7          Code Section 162(m) Performance Requirements.  Notwithstanding any other provision of the Plan to the contrary, for purposes of qualifying Awards to Covered Employees as “performance-based compensation” under Code Section 162(m), the Committee will establish the specific targets under the Performance Goals applicable to the Awards.  Such targets under the Performance Goals will be set by the Committee on or before the latest date permissible to enable the Awards, to qualify as “performance-based compensation” under Code Section 162(m).  In granting Awards intended to qualify under Code Section 162(m), the Committee will follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Awards under Code Section 162(m), including but not limited to, certifying that the Performance Goals and other material terms were in fact satisfied.

ARTICLE 3

ELIGIBILITY

3.1          Eligibility.  Except as herein provided, the individuals who are eligible to participate in this Plan and be granted Awards are those individuals who are Eligible Employees.  The Committee may, from time to time and in its sole discretion, select Eligible Employees to be granted Awards and will determine the terms and conditions with respect thereto.  In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Eligible Employee to the Company or its Affiliates, the value of the Eligible Employee’s services (past, present and future) to the Company or its Affiliates and such other factors deemed relevant by the Committee in its sole discretion.  An Eligible Employee will become a Participant in this Plan as of the date specified by the Committee.  A Participant can be removed as an active Participant by the Committee effective as of any date; provided, however, that no such removal will adversely affect any Award previously granted to the Participant.

3.2          No Contract of Employment.  Neither this Plan nor any Award Agreement executed hereunder will constitute a contract of employment between an Eligible Employee and the Company or an Affiliate, and participation in this Plan will not give an Employee the right to be rehired by or retained in the employment of the Company or an Affiliate.

ARTICLE 4

SHARES SUBJECT TO THIS PLAN

4.1          Number of Shares.

(a)                                  Maximum Number.  Subject to adjustment as provided in Section 4.7, the maximum number of Shares cumulatively available for issuance under this Plan pursuant to the: (a) exercise of Options; (b) grant of SARs; (c) grant of Shares of Restricted Stock; and (d) payment of Restricted Stock Units, will not exceed Seven Hundred Thousand (700,000) Shares, plus (i)  Shares tendered (actually or by attestation) to the Company in connection with the exercise of Options; (ii) Shares purchased by the Company in the open market or otherwise using the cash proceeds upon the exercise of Options; (iii) Shares settled hereunder in cash; and (iv) Shares withheld pursuant to Article 11.

(b)                                 Limits on Awards.  In calculating the number of Shares available for issuance under this Plan, each year no more than One Hundred Twenty-Five Thousand (125,000) Shares will be available in the aggregate for the grant of Awards under the Plan and no more than One Hundred Twenty-Five Thousand (125,000) Shares will be available as an Award to any Participant.  Shares issued under this Plan may be (i) authorized but unissued Shares, treasury Shares, (ii) reacquired Shares (including Shares purchased in the open market), or (iii) any combination thereof, as the Committee may from time to time determine in its sole discretion.

(c)                                  Forfeited and Unpurchased Shares.  Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.  If the exercise price of any Option is satisfied by tendering Shares (by either actual delivery or attestation), only the number of Shares actually issued, net of the Shares tendered, will be deemed issued for purposes of determining the number of Shares available for Awards under this Plan.  Additionally, if Shares are withheld pursuant to Section 11.2, only the number of Shares actually issued, net of the Shares withheld, will be deemed issued for purposes of determining the number of Shares available for Awards under this Plan.

4.2          Release of Shares.  Subject to the limitations set forth in this Plan, the Committee will have full authority to determine the number of Shares available for Awards and, in its sole discretion, may include (without limitation) as available for distribution: (a) any Shares that have ceased to be subject to an Award; (b) any Shares subject to an Award that have been previously forfeited; (c) any Shares under an Award that otherwise terminates without the issuance of Shares being made to a Participant; (d) any Shares that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation; or (e) any Shares repurchased by the Company in the open market or otherwise, having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the exercise of Options granted under this Plan.  Any Shares that are available immediately prior to the termination of the Plan, or any Shares returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

4.3          Restrictions on Shares.  Shares issued upon exercise of an Award will be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its sole discretion may determine and provide in the Award Agreement.  The Company will not be required to issue or deliver any certificates for Shares, cash or other property prior to the (a) listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded), and (b) completion of any registration or qualification of such shares under federal, state, local or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable.  The Company may cause any certificate for any Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in this Plan or as the Committee may otherwise require.  Participants, or any other persons entitled to benefits under this Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering this Plan.  The benefits under this Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he promptly signs any document reasonably related to the administration of this Plan requested by the Committee.  No fractional Shares will be issued under this Plan; rather, fractional shares will be aggregated and then rounded to the next lower whole Share.

4.4          Book-Entry Securities.  The Company shall have the right to maintain all Awards in book-entry form in the name of the Participant until such time as such Awards shall have been vested and the requirements of Section 4.3 have been met.

4.5          Shareholder Rights.  Except with respect to Restricted Stock as provided in Article 7 and dividend rights as provided in Section 4.6, no person will have any rights of a shareholder (including, but not limited to, voting rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee in its sole discretion, such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents) as having been issued and transferred to the Participant.  Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer.  No payment or adjustment will be made for rights for which the record date is prior to the date such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as otherwise provided herein or in an Award Agreement.

4.6          Dividends and Dividend Equivalents.  The Committee may provide that Awards denominated in Shares earn dividends or dividend equivalents.  Such dividends and dividend equivalents may be paid currently in cash or Shares or may be credited to an account established by the Committee in the Participant’s name.  In addition, dividends or dividend equivalents paid on outstanding Awards or issued Shares may be credited to such account rather than paid currently.  Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.  Notwithstanding the foregoing, dividends or dividend equivalents on unvested portions of Awards whose vesting is subject to the achievement of specified Performance Goals will be subject to the same restrictions as the underlying Shares or units to which such dividends or dividend equivalents relate.

4.7          Changes in Stock.

(a)                                  Substitution of Stock and Assumption of Plan.  In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations or reclassifications or in the event that other stock is substituted for the Shares as the result of any merger, consolidation, share exchange, reorganization or any similar transaction which does not constitute a Change in Control of the Company, the Committee will correspondingly adjust the (i) number, kind and class of Shares which may be delivered under this Plan, (ii) number, kind, class and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity), and (iii) numerical limits of Sections 4.1 and 5.1, all in such manner as the Committee in its sole discretion determines to be advisable or appropriate to prevent the dilution or diminution of such Awards; provided, however, in no event will the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options contained in Section 5.1 be affected by an adjustment under this subsection.  The Committee’s determinations under this subsection will be final and conclusive.

(b)                                 Conversion of Shares.  In the event the Company is a party to a merger, consolidation, share exchange, stock or asset purchase or other reorganization (“Acquisition Transaction”) that would constitute a Change in Control of the Company, the agreement under which such Acquisition Transaction is effected (“Merger Agreement”) may provide for any one or more of the following (subject to the provisions of Section 10.1), which shall apply on a consistent basis to all similarly situated outstanding Awards (but may be applied differently for different types of Awards or Awards having differing characteristics), in all cases without the consent of any Participant:

(i)                                     The assumption of (or substitution of equivalent awards for) outstanding Options, SARs, Restricted Stock and Restricted Stock Units by the surviving corporation or its parent (or for their continuation by the Company if the Company is a surviving corporation), in which case each Award shall be adjusted consistent with the consideration received for Shares under the Merger Agreement in accordance with the principles set forth in subsection 4.7(a);

(ii)                                  The cancellation of outstanding Options and SARs upon payment of a cash amount for each Share or Share equivalent under the Award (whether or not vested, earned or exercisable prior to the effective time of such Acquisition Transaction) equal to the positive difference (or if there is no positive difference, cancellation without payment) between (A) the cash amount or Fair Market Value of the other consideration to be paid for each Share under the Merger Agreement and (B) the Exercise Price of any Option or SAR;

(iii)                               The cancellation, without consideration, of outstanding Options and SARs not exercised prior to the effective time of such Acquisition Transaction; provided that Participants are given reasonable notice in advance of the effective time of such Acquisition Transaction that such Options or SARs are fully vested, may be exercised prior to such Acquisition Transaction, and will expire if not so exercised; and/or

(iv)                              The cancellation of outstanding Restricted Stock and Restricted Stock Units upon payment or delivery of the consideration under the Merger Agreement for each Share or Share equivalent under the Award (whether or not vested prior to the effective time of such Acquisition Transaction).

Shares issued in connection with the Awards that are assumed, converted or substituted under this subsection will not reduce the number of Shares reserved for issuance under Section 4.1.

ARTICLE 5

STOCK OPTIONS

5.1          Grant of Options.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Options to any Participant in such amounts as the Committee, in its sole discretion, may determine.  The Committee may grant Incentive Stock Options, Nonqualified Stock Options or any combination thereof.  Subject to the terms and provisions of this Plan, the Committee, in its sole discretion, will determine the number of Shares subject to each Option; provided, however, no Participant may be granted Incentive Stock Options under this Plan which would result in Shares with an aggregate Fair Market Value (measured on the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.

5.2          Option Award Agreement.  Each Award of an Option will be evidenced by an Award Agreement that will specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option and such other terms and conditions as the Committee, in its sole discretion, determines.  The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.  All grants of Options intended to constitute Incentive Stock Options will be made in accordance, and all Award Agreements pursuant to which Incentive Stock Options are granted will comply, with the requirements of Code Section 422.

5.3          Exercise Price.  The Exercise Price for each Option will be determined by the Committee under this Section; provided, however, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an Exercise Price that is less than the Exercise Price of the original Options without shareholder approval.

(a)                                  Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the Exercise Price per Share will be determined by the Committee; provided, however, in no event will the Exercise Price be less than 100 percent of the Fair Market Value of the Shares to which the Nonqualified Stock Option relates, determined as of the Grant Date.

(b)                                 Incentive Stock Options.  In the case of an Incentive Stock Option, the Exercise Price will be not less than 100 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date; provided, however, that if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price will be not less than 110 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates, determined as of the Grant Date.

(c)                                  Substitute Options.  Notwithstanding the provisions of Sections 5.3(a) and 5.3(b), in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Eligible Employees on account of such transaction may be granted Options in substitution for options granted by such former employer.  If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a), shall determine the Exercise Price of such substitute Options.  In carrying out the provisions of this subsection, the Committee will apply the principles contained in Section 4.7.

5.4          Duration of Options.  Subject to the terms and provisions of Articles 10 and 12, the Option Period with respect to each Option will commence and expire at such times as the Committee provides in the Award Agreement, provided that:

(a)                                  Incentive and Nonqualified Stock Options will not be exercisable later than the tenth anniversary of their respective Grant Dates;

(b)                                 Incentive Stock Options granted to an Eligible Employee who possesses more than ten percent of the total combined voting power of all classes of Shares of the Company, taking into account the attribution rules of Code Section 422(d), will not be exercisable later than the fifth anniversary of their Grant Date(s); and

(c)                                  Subject to Section 5.8, the Committee may, in its sole discretion, after an Option is granted, extend the maximum term of the Option to a date not later than the earlier of (i) the end of the Option Period of the Options or (ii) the tenth anniversary of the Grant Date.  Any such extension of an Option pursuant to this subsection will comply with the requirements of Code Section 409A.

5.5          Exercisability of Options.  Subject to the provisions of this Article and Article 10, all Options granted under this Plan will be exercisable at such times, under such terms and subject to such restrictions and conditions as the Committee determines in its sole discretion and as specified in the Award Agreements to which the Options relate.  After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6          Method of Exercise.  Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the Option Period to which the Option relates by giving written notice to the Company of exercise on a form provided by the Committee.  Such notice will specify the number of Shares subject to the Option to be purchased and will be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept.  If permitted by the applicable Award Agreement, payment in full or in part may also be made by:

(a)                                  Delivering Shares already owned by the Participant that have a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

(b)                                 The delivery of cash by a broker-dealer as a Cashless Exercise; or

(c)                                  Reducing the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate exercise price for the Shares exercised under this method.  Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the exercise price of an Option under the ‘net exercise,’ (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding; or

(d)                                 Any combination of the foregoing.

No Shares will be issued until the Exercise Price has been paid in full.  A Participant will have all of the rights of a shareholder of the Company holding the class of Shares subject to the Option (including, if applicable, the right to vote the Shares) when the Participant has given written notice of exercise, paid the Exercise Price in full, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.

5.7          Restrictions on Share Transferability.  In addition to the restrictions imposed by Section 14.9, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable Federal and state securities laws and the requirements of the NASDAQ Stock Market or any other national securities exchange or market on which Shares are then listed or traded.

5.8          Termination of Service.  Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service prior to the end of the Option Period, the following provisions apply:

(a)                                  If the Termination of Service is due to death, Disability or Retirement, any unexpired and unexercised Options held by such Participant will thereafter be exercisable until the expiration of the Option Period.

(b)                                 If the Termination of Service is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant, including a Good Reason termination by the Participant, (but is not due to Retirement), any Options held by such Participant will terminate on the Termination of Service, except that such Options, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods: (i) the 30 consecutive-day period commencing on the date of Termination of Service, or (ii) the date on which the Option Period expires.

(c)                                  If the Termination of Service is with Cause, all of his Options, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.

5.9          Special Provision for Incentive Stock Options.  Notwithstanding any other provision of this Plan to the contrary, an Incentive Stock Option will not be exercisable more than (a) three months after the Participant’s Termination of Service for any reason other than Disability, or (b) one year after the Participant’s Termination of Service by reason of Disability.

ARTICLE 6

STOCK APPRECIATION RIGHTS

6.1          Grant of SARs.  Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant SARs to any Participant in such amounts as the Committee, in its sole discretion, determines.

(a)                                  Number of SARs.  Subject to the limitations of Section 4, the Committee will have complete discretion to determine the number of SARs granted to any Participant.

(b)                                 Fair Market Value at Grant Date and Other Terms.  The Committee, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, the value of Shares underlying SARs on the Grant Date will be not less than 100 percent of the Fair Market Value of a Share on the Grant Date.

6.2          SAR Award Agreement.  Each Award of SARs will be evidenced by an Award Agreement that specifies the Fair Market Value of a Share on the Grant Date, the Exercise Period, the number of SARs and any conditions on the exercise of the SAR and such other terms and conditions as the Committee, in its sole discretion, determines.

6.3          Duration of SARs.  Each SAR granted under this Plan may be exercised until the expiration of the Exercise Period determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement; provided, however, that no SAR will be exercisable later than the tenth anniversary of its Grant Date.

6.4          Exercise of SARs.  Stock Appreciation Rights will be exercisable on such terms and conditions as the Committee, in its sole discretion, specifies in the applicable Award Agreement.  A Participant may exercise a SAR at any time during the Exercise Period to which the SAR relates by giving written notice to the Committee of exercise on a form provided by the Committee.  Such notice will specify the number of SARs being exercised.

6.5          Payment of SAR Amount.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)                                  The positive difference between the Fair Market Value of a Share on the Grant Date and the Fair Market Value of a Share on the date of exercise; by

(b)                                 The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, the payment may be in cash, in Shares which have a Fair Market Value equal to the cash payment calculated under this Section, or in a combination of cash and Shares.

6.6          Termination of Service.  Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service prior to the end of the Exercise Period, the following provisions apply:

(a)                                  If the Termination of Service is due to death, Disability or Retirement, any unexpired and unexercised SARs held by such Participant will thereafter be exercisable until the expiration of the Exercise Period.

(b)                                 If the Termination of Service is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant, including a Good Reason termination by the Participant (but is not due to Retirement), any SARs held by such Participant will terminate on the date of the Termination of Service, except that such SARs, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods: (i) the 30 consecutive-day period commencing on the date of Termination of Service, or (ii) the expiration of the Exercise Period.

(c)                                  If the Termination of Service is with Cause, all of his SARs, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.

6.7          Termination of SAR.  A SAR will terminate, if not exercised, upon the expiration of the Exercise Period and at such other time as provided in the applicable Award Agreement.

ARTICLE 7

RESTRICTED STOCK

7.1          Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Participant in such amounts as the Committee, in its sole discretion, determines.  Subject to the limitations of Article 4, the Committee, in its sole discretion, will determine the number of Shares of Restricted Stock to be granted to each Participant.

7.2          Restricted Stock Award Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that specifies the number of Shares granted, the applicable Performance Goals, the Performance Period, the Period of Restriction and such other terms and conditions as the Committee, in its sole discretion, determines.  Unless the Committee in its sole discretion determines otherwise, Shares of Restricted Stock will be held by the Company, and will not be delivered to any Participant until the end of the applicable Period of Restriction.

7.3          Transferability.  Except as provided in this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the earlier of the end of the applicable Period of Restriction or the date they otherwise become vested.

7.4          Earning of Restricted Stock.  The Participant will earn the Restricted Stock to the extent to which the applicable threshold, target or maximum Performance Goals have been achieved only if the Participant is still employed by the Company or a Subsidiary on the last day of the Performance Period.  In order to determine the actual number of Restricted Stock Units a Participant has earned, interpolation will be used between threshold, target and maximum levels.  If a Participant incurs a Termination of Service before the end of the Performance Period, he will not earn any portion of his Restricted Stock Award unless his Termination of Service was for one of the following reasons:

(a)           The Participant died.

(b)           The Participant incurred a Disability.

(c)           The Participant Retired.

(d)           The Participant terminated employment for Good Reason.

(e)           The Participant’s employment was terminated without Cause.

If at least the threshold Performance Goals are met but the Termination of Service was due to one or more of the circumstances described in subsections 7.4(a) through 7.4(e), he will earn a pro rata portion of the Award that he would otherwise be entitled to for the Performance Period.  The Award will be calculated at the level attained based on the ratio that the number of days during the Performance Period in which he was actually employed bears to the actual number of days in the Performance Period.  Additionally, except in the case of Performance Goals applicable to Shares of Restricted Stock granted to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (which cannot be reduced or waived except as provided in Section 10.1), after the grant of Shares of Restricted Stock, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Shares of Restricted Stock.

7.5          Vesting of Restricted Stock.  Restricted Stock which has been earned under Section 7.4, will become vested as set forth in the Award Agreement.  In the event a Participant incurs a Termination of Service before the end of the Period of Restriction, he will forfeit his Restricted Stock Award unless he incurred a Termination of Service for one of the following reasons, in which case he will become 100 percent vested:

(a)           The Participant died.

(b)           The Participant incurred a Disability.

(c)           The Participant Retired.

(d)           The Participant terminated employment for Good Reason.

(e)           The Participant’s employment was terminated without Cause.

Notwithstanding any other provision of this Article to the contrary, in the case of Awards of Restricted Stock to Covered Employees that the Committee intends to qualify as performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 10.1), no Restricted Stock Shares will become vested unless the applicable Performance Goals have been met and the Participant is either employed on the last day of the Period of Restriction or incurred an event listed in subsections 7.5(a) through 7.5(e); provided, further, that the Committee will not waive any restrictions with respect to such Restricted Stock.  If the vesting of shares of Restricted Stock is accelerated after the applicable Performance Goals have been met, the amount of Restricted Stock distributed will be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.

7.6          Time and Form of Payment of Restricted Stock.  Payment of vested Restricted Stock will be made no later than the March 15th following the end of the year in which the Restricted Stock became vested unless (a) a Participant timely defers payment of the Award pursuant to Section 14.2, or (b) another time of payment is otherwise provided in the Award Agreement.

7.7          Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

7.8          Section 83(b) Election.  The Committee may, in its sole discretion, provide in an Award Agreement that a Participant to whom an Award of Restricted Stock has been made is permitted to make or is prohibited from making an election with respect to such Restricted Stock under Code Section 83(b).  If a Participant to whom an Award of Restricted Stock has been made is permitted to make an election under Code Section 83(b), then the Participant shall provide a copy of such election to the Company within 30 days following the date of communication of the Award to the Participant.

ARTICLE 8

RESTRICTED STOCK UNITS

8.1          Grant of Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Participant in such amounts as the Committee, in its sole discretion, determines.  Subject to the limitations of Section 4, the Committee will have complete discretion in determining the number of Restricted Stock Units granted to each Participant.

8.2          Restricted Stock Unit Award Agreement.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that specifies the Period of Restriction, the number of Restricted Stock Units granted, the applicable Performance Goals, the Performance Period and such other terms and conditions as the Committee, in its sole discretion, determines.

8.3          Value of Restricted Stock Units.  Each Restricted Stock Unit will have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.4          Earning of Restricted Stock Units.  The Participant will earn the Restricted Stock Units to the extent to which the applicable threshold, target or maximum Performance Goals have been achieved only if the Participant is still employed by the Company or a Subsidiary on the last day of the Performance Period.  In order to determine the actual number of Restricted Stock Units a Participant has earned, interpolation will be used between threshold, target and maximum levels.  If a Participant incurs a Termination of Service before the end of the Performance Period, he will not earn any portion of his Restricted Stock Award unless his Termination of Service was for one of the following reasons:

(a)           The Participant died.

(b)           The Participant incurred a Disability.

(c)           The Participant Retired.

(d)           The Participant terminated employment for Good Reason.

(e)           The Participant’s employment was terminated without Cause.

If at least the threshold Performance Goals are met but the Participant had a Termination of Service due to one or more of the circumstances described in subsections 8.4(a) through 8.4(e), he will earn a pro rata portion of the Award that he would otherwise be entitled to for the Performance Period.  The Award will be calculated at the level attained based on the ratio that the number of days during the Performance Period in which he was actually employed bears to actual number of days in the Performance Period.  Additionally, except in the case of Performance Goals applicable to Restricted Stock Units granted to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (which cannot be reduced or waived except as provided in Section 10.1), after the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Restricted Stock Unit.

8.5          Vesting of Restricted Stock Units.  Restricted Stock Units which have been earned under Section 8.4, will become vested as provided in the Award Agreement.  In the event a Participant incurs a Termination of Service before the end of the Period of Restriction, he will forfeit his Restricted Stock Unit Award unless he incurred the Termination of Service for one of the following reasons, in which case he will become 100 percent vested:

(a)           The Participant died.

(b)           The Participant incurred a Disability.

(c)           The Participant Retired.

(d)           The Participant terminated employment for Good Reason.

(e)           The Participant’s employment was terminated without Cause.

Notwithstanding any other provision of this Article to the contrary, in the case of Awards of Restricted Stock Units to Covered Employees that the Committee intends to qualify as performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 10.1), no Restricted Stock Units will become vested unless the applicable Performance Goals have been met and the Participant is either employed on the last day of the Period of Restriction or incurred an event listed in subsections 8.5(a) through 8.5(e); provided, further, that the Committee will not waive any restrictions with respect to such Restricted Stock Units.

8.6          Time and Form of Payment of Restricted Stock Units.  Payment of vested Restricted Stock Units will be made no later than the March 15th following the end of the year in which the Restricted Stock Units became vested unless (a) a Participant timely defers payment of the Award pursuant to Section 14.2, or (b) another time of payment is otherwise provided in the Award Agreement.  The Committee, in its sole discretion, may pay vested Restricted Stock Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units determined as of the last day of the applicable Performance Period) or a combination thereof.

ARTICLE 9

INCENTIVE AWARDS

9.1          Grant of Incentive Awards.  Subject to the terms and provisions of this Plan, each year the Committee may, in its sole discretion, grant Incentive Awards to any Eligible Employees.

9.2          Incentive Award Agreement.  Each Incentive Award will be evidenced by an Award Agreement that specifies the applicable Performance Period, Performance Goals, the relative weight accorded each Performance Goal, the threshold, target and maximum Award Rates and such other terms and conditions as the Committee, in its sole discretion, determines.

9.3          Performance Goals and Other Terms.  The Committee will set Performance Goals in its sole discretion which, depending on the extent to which they are met, will determine the size of the Incentive Award that will be paid to the Participant.  The calculation of earned Incentive Awards will be made by interpolating within the interval between the threshold Award Rate and the target Award Rate and between the target Award Rate and the maximum Award Rate, and rounding to the nearest dollar.

9.4          Earning of Incentive Awards.

(a)                                  An Incentive Award will be treated as earned and to the extent:

(i)                                     the threshold, target or maximum Performance Goals are met; and

(ii)                                  the Participant is employed on the last day of the Performance Period.

(b)                                 In the event a Participant has a Termination of Service before the end of the Performance Period, he will not earn any portion of his Award unless he incurs a Termination of Service for one of the following reasons:

(i)                                     The Participant died.

(ii)                                  The Participant incurred a Disability.

(iii)                               The Participant Retired.

(iv)                              The Participant terminated employment for Good Reason.

(v)                                 The Participant’s employment was terminated without Cause.

If at least the threshold Performance Goals are met but the Participant has a Termination of Service due to one or more of the circumstances described in subsections 9.4(b)(i) through 9.4(b)(v), he will earn a pro rata portion of the Award that he would otherwise be entitled to for the Performance Period.  The Award will be calculated at the level attained based on the ratio that the number of days during the calendar year in which he was actually employed bears to total number of days in the Performance Period.

(c)                                  Additionally, except in the case of Performance Goals applicable to Incentive Awards granted to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (which cannot be reduced or waived except as provided in Section 10.1), after the grant of an Incentive Award, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Incentive Award.

9.5                               Vesting of Earned Incentive Awards.

(a)                                  Except as set forth in subsection 9.5(b), a Participant will become vested in his or her earned Incentive Awards as provided in an Award Agreement.

(b)                                 Notwithstanding subsection 9.5(a), in the event:

(i)                                     The Participant died;

(ii)                                  The Participant incurred a Disability;

(iii)                               The Participant Retired;

(iv)                              The Participant terminated employment for Good Reason; or

(v)                                 The Participant’s employment was terminated without Cause,

he will not forfeit his earned Award.  In such cases, a Participant will be 100 percent vested in his earned Award and payment will made within the earlier of (A) 75 days after the end of the Performance Period, or (B) 30 days after the Termination of Service.

(c)                                  Notwithstanding any other provision of this Article to the contrary, in the case of Incentive Awards to Covered Employees that the Committee intends to qualify as “performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated, except as provided in Section 10.1), no Incentive Award will become vested unless the applicable Performance Goals have first been met; provided, further, that the Committee will not waive any restrictions with respect to such Incentive Awards.

9.6          Time and Form of Payment of Vested Incentive Awards.  Except as otherwise provided in Section 9.5, vested Incentive Awards will be paid in a single sum in cash as provided in an Award Agreement unless a Participant timely defers payment of the Incentive Award pursuant to Section 14.2.

ARTICLE 10

CHANGE IN CONTROL

10.1        Change in Control.  Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, unless and until any successor to the Company or any person or persons acquiring control of the Company agrees to be bound by the terms of this Plan and all outstanding Award Agreements, and agrees to assume and perform all the obligations of the Company hereunder, all Awards granted under this Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions or Performance Goals will, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, vested or earned at the target earning rate and all restrictions and Performance Goals will be removed, as of the first date that the Change in Control has been deemed to have occurred, and will remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.

10.2        Definition.  For purposes of Section 10.1 a “Change in Control” of the Company will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:

(a)                                  Change in Ownership.  A change in the ownership of the Company occurs on the date, subsequent to the Effective Date, that any person, or group of persons, as defined in subparagraph (b), acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50 percent of the total Fair Market Value or total voting power of the outstanding voting stock of the Company.  However, if any person or group is considered to own more than 50 percent of the total Fair Market Value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company.  An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

For purposes of this Section, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Company.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(b)                                 Change in the Effective Control.  A change in the effective control of the Company will occur when: (i) any person or group acquires, subsequent to the Effective Date, or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Company possessing 30 percent or more of the total voting power; or (ii) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.  However, if any person or group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person(s) is not considered to cause a change in the effective control.

(c)                                  Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person or group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s), assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets immediately prior to such acquisition(s).  Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

However, there is no Change in Control under this subparagraph when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or group of persons, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).  For purposes of this subparagraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

For purposes of the Plan, a Change in Control will not include any acquisition of Shares by the First Financial Corporation Employee Stock Ownership Plan or any other employee benefit plan, Affiliate or Subsidiary of the Company.

ARTICLE 11

TAX WITHHOLDING

11.1        Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Federal, state and local income and employment taxes required by applicable law to be withheld with respect to the payment or exercise of such Award.  In no event will any amount withheld be in an amount that would require the Company to incur accounting charges.

11.2        Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined, based upon minimum statutory requirements, by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date the amount of income tax to be withheld is determined.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

ARTICLE 12

AMENDMENT, TERMINATION, AND DURATION

12.1        Amendment, Suspension, or Termination.  The Board may supplement, amend, alter or discontinue this Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration or discontinuation will be made which would impair the rights of a Participant under an Award without the Participant’s consent, except that any supplement, amendment, alteration or discontinuation may be made to (a) avoid a material charge or expense to the Company or an Affiliate, (b) cause this Plan to comply with applicable law, or (c) permit the Company or an Affiliate to claim a tax deduction under applicable law.  In addition, subject to the provisions of this Section, the Board, in its sole discretion at any time and from time to time, may supplement, amend, alter or discontinue this Plan without the approval of the Company’s shareholders (i) to the extent such approval is not required by applicable law or the terms of a written agreement, and (ii) so long as any such amendment or alteration does not increase the number of Shares subject to this Plan (other than pursuant to Section 4.7) or increase the maximum number of Options, SARs, Shares of Restricted Stock or Restricted Stock Units that the Committee may award to an individual Participant under this Plan.  The Committee may supplement, amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section, and further subject to any approval or limitations the Board may impose.

12.2        Duration of This Plan and Shareholder Approval.  This Plan will be effective on the Effective Date and, subject to Section 12.1 (regarding the Board’s right to supplement, amend, alter or discontinue this Plan), will remain in effect until the tenth anniversary thereof.  No Option will be exercised and no other Award will be exercised or otherwise paid under this Plan until the Plan has been approved by the holders of at least a majority of the outstanding Shares represented at a meeting at which approval of this Plan is considered; and provided further, no Incentive Stock Option may be granted under this Plan after the tenth anniversary of the Effective Date.

ARTICLE 13

LEGAL CONSTRUCTION

13.1        Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.

13.2        Severability.  In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

13.3        Requirements of Law.  The grant of Awards and the issuance of Shares under this Plan will be subject to all applicable statutes, laws, rules and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.

13.4        Governing Law.  Except to the extent preempted by the Federal laws of the United States of America, this Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana.  The Plan and all Award Agreements are intended to comply, and shall be construed by the Committee in a manner which complies, with Code Section 162(m), Code Section 409A and all other applicable laws.  To the extent there is any conflict between a provision of the Plan or an Award Agreement and a provision of Code Section 162(m), Code Section 409A or any other applicable law, the application of Code Section 162(m), Code Section 409A or any other applicable law, as the case may be, shall control.

13.5        Code Section 162(m) Requirements and Bifurcation of the Plan.  It is the intent of the Company that the Plan and Awards satisfy and be interpreted in a manner that, in the case of Participants who are Covered Employees, satisfy any applicable requirements as “performance-based compensation.”  Any provision, application or interpretation of the Plan which is inconsistent with this intent to satisfy the standards in Code Section 162(m) shall be disregarded.  Notwithstanding anything to the contrary in the Plan or any Award Agreement, the provisions of the Plan may at any time be bifurcated by the Committee in any manner so that certain provisions of the Plan or Award specified by the Committee which are necessary to satisfy the requirements of Code Section 162(m) are only applicable to persons who are Covered Employees.

13.6        Headings.  The descriptive headings and sections of this Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of this Plan.

13.7        Mistake of Fact.  Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

13.8        Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

ARTICLE 14

MISCELLANEOUS

14.1        Clawback of Awards.  In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under securities laws, and the Company paid an Award to a Participant which was based on the erroneous data within three years preceding the date of the accounting restatement, then the Participant is required to repay the Company the excess amount of which would not have been paid to the Participant under the accounting restatement.

14.2        Deferral of Certain Awards.  To the extent permitted in an Award Agreement, a Participant may defer his receipt of vested Shares of Restricted Stock, Restricted Stock Units and Incentive Awards under the First Financial Corporation 2005 Executive’s Deferred Compensation Plan (the “Deferral Plan”) provided he timely files a deferral election under the Deferral Plan and otherwise complies with the requirements of the Deferral Plan and Code Section 409A.

14.3        No Effect on Employment or Service.  Neither this Plan nor the grant of any Awards or the execution of any Award Agreement will confer upon any Participant any right to continued employment by the Company or an Affiliate, retention on or nomination to the Board or will interfere with or limit in any way the right of the Company or an Affiliate to terminate any employee’s employment or service at any time, with or without Cause, or removal from the Board.  Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the employee and the Company or an Affiliate, as the case may be.  If there is any conflict between the provisions of this Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement will control, including, but not limited to, the vesting and forfeiture of any Awards.

14.4        Company Obligation.  Unless required by applicable law, the Company, an Affiliate, the Board and the Committee will not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder will have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with the receipt, exercise or distribution of an Award.  In addition, the Company, an Affiliate, the Board, the Committee and any attorneys, accountants, advisors or agents for any of the foregoing will not provide any advice, counsel or recommendation to any Participant with respect to, without limitation, any Award, any exercise of an Option or any tax consequences relating to an Award.

14.5        Participation.  No employee will have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award.  Participation in the Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

14.6        Liability and Indemnification.  No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan.  By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof and further agrees that receipt of Shares or cash payment is conditioned upon prior execution of a release by the Participants.  Each person who is or was a member of the Committee, or of the Board, or was an officer or employee, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company’s prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf.  The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

14.7        Successors.  All obligations of the Company under this Plan, with respect to Awards granted hereunder, are binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company.  The Company will not, and will not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its successor hereunder.

14.8        Beneficiary Designations.  Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid

Award will be paid in the event of the Participant’s death.  Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee.  In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s spouse, if any, and then to the Participant’s estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the spouse (if any) and if not by the administrator or executor of the Participant’s estate.

14.9        Nontransferability of Awards.  Except as provided in subsections 14.9(a) and 14.9(b), no Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution.  In addition, no Award under this Plan will be subject to execution, attachment or similar process.  Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement will be null and void ab initio and of no force or effect whatsoever.  All rights with respect to an Award granted to a Participant will be exercisable during his lifetime only by the Participant.

(a)                                  Limited Transfers of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”); provided, however, in the event the Committee permits the transferability of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke or restrict, without the prior consent, authorization or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee.  An Option that is transferred to an Immediate Family Member will not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member.  Incentive Stock Options granted under this Plan are not transferable pursuant to this Section.

(b)                                 Exercise by Eligible Transferees.  In the event that the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under subsection 14.9(a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options.  The Participant, or in the event of his death, the Participant’s estate, will remain liable for all federal, state, local and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

14.10      No Rights as Shareholder.  Except to the limited extent provided in Sections 4.6 and 7.7, no Participant (or any Beneficiary) will have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

14.11      Mitigation of Excise Tax.  To the extent payments received under the Plan in connection with a Change in Control, or within 12 months after a Change in Control would be considered “excess parachute payments” pursuant to the Code Section 280G, the parachute payments to the Participant under this Plan, when combined with all other parachute payments to the Participant, shall be the greater of:

(a)                                  the Participant’s benefit under the Plan reduced to the maximum amount payable to the Participant such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment;” or

(b)                                 the Participant’s benefit under the Plan after taking into account the amount of the excise tax imposed on the Participant under Code Section 280G due to the benefit payment.

The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Committee in good faith after consultation with the Participant, and such determination will be conclusive and binding on the Participant.  The Participant will cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.

14.12      Funding.  Benefits payable under this Plan to any person will be paid by the Company from its general assets.  Shares to be issued hereunder will be issued directly by the Company from its authorized but unissued Shares, treasury Shares, Shares acquired by the Company on the open market, or a combination thereof.  Neither the Company nor any of its Affiliates will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan.  The Company or any of its Affiliates may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan.  Any such action or set-aside will not be deemed to create a trust of any kind between the Company and any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.